Exhibit 99.1

Assurant Reports First Quarter 2014 Financial Results

1Q 2014 Net Operating Income of $124.4 million, $1.68 per diluted share

1Q 2014 Net Income of $137.2 million, $1.86 per diluted share

•	11.2 percent annualized operating ROE, excluding AOCI

•	2.6 percent growth in book value per diluted share, excluding AOCI, since year-end

•	14.7 percent growth in net earned premiums and fees year-over-year

•	$540 million of corporate capital at quarter-end

NEW YORK, April 23, 2014 — Assurant, Inc. (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, today reported results for the first quarter ended March 31, 2014.

“We are pleased with the overall performance of all our businesses in first quarter 2014,” said Robert B. Pollock, president and CEO of Assurant. “These results reflect the progress we are making as we expand our offerings, strengthen our core businesses and drive operational excellence across Assurant.”

First Quarter 2014 Consolidated Results

•	Net operating income[1] increased to $124.4 million, or $1.68 per diluted share, compared to first quarter 2013 net operating income of $109.3 million, or $1.35 per diluted share, primarily reflecting strong results at Assurant Solutions as well as a higher contribution from Assurant Employee Benefits.

•	Net income increased to $137.2 million, or $1.86 per diluted share, compared to first quarter 2013 net income of $117.8 million, or $1.46 per diluted share, primarily due to the improvements noted above. After-tax net realized gains on investments were $12.8 million, compared to gains of $8.5 million in first quarter 2013.

•	Net earned premiums, fees and other income were $2.3 billion, compared to $2.0 billion in first quarter 2013, reflecting improvement across all business segments. Fee income increased in the quarter due to strong growth in U.S. mobile programs and contributions from the acquisitions of Lifestyle Services Group and Field Asset Services.

•	Net investment income increased slightly to $168.1 million, compared to $166.0 million in first quarter 2013. First quarter 2014 includes $9.8 million of investment income from real estate joint venture partnerships, compared to $2.8 million in first quarter 2013.

Assurant, Inc. / 2

Reconciliation of Net Operating Income to Net Income

(UNAUDITED)	1Q	1Q
(dollars in millions, net of tax)	2014	2013
Assurant Solutions	$49.5	$34.9
Assurant Specialty Property	97.7	94.2
Assurant Health	(7.1)	(5.3)
Assurant Employee Benefits	13.9	6.1
Corporate and other	(20.9)	(13.5)
Amortization of deferred gain on disposal of businesses	2.4	2.7
Interest expense	(11.1)	(9.8)

Net operating income	124.4	109.3

Adjustments:
Net realized gains on investments	12.8	8.5

Net income	$137.2	$117.8

Note: Additional financial information, including a schedule of disclosed items that affected Assurant’s results by business for the last five quarters (page 20), is available in the Company’s Financial Supplement, located in the Investor Relations section of www.assurant.com.

Assurant Solutions
(in millions)	1Q14	1Q13	% Change
Net operating income	$49.5	$34.9	42%
Net earned premiums, fees and other	$894.0	$768.6	16%

•	Net operating income increased in first quarter 2014 due to strong results in domestic mobile, which includes additional profit generated from client marketing programs and favorable loss experience. Prior expense management actions also contributed to the improvement.

•	Net earned premiums, fees and other income increased in the quarter, primarily due to growth in domestic mobile subscribers and the Lifestyle Services Group acquisition.

•	Domestic combined ratio for the quarter was 93.7 percent, compared to 96.9 percent in first quarter 2013. Additional fee income generated from client marketing programs, favorable mobile loss experience and previous expense management actions contributed to the improvement.

•	International combined ratio improved to 101.7 percent in first quarter 2014, compared to 102.3 percent, reflecting prior restructuring actions in Europe.

Assurant Specialty Property
(in millions)	1Q14	1Q13	% Change
Net operating income	$97.7	$94.2	4%
Net earned premiums, fees and other	$664.1	$556.0	19%

•	Net operating income increased slightly in first quarter 2014 due to revenue growth in the lender-placed insurance business. Results include $5.1 million in reportable catastrophe losses, compared to $10.0 million in first quarter 2013. Results for first quarter 2013 also included a $14.0 million regulatory settlement. Absent these items, results for the quarter decreased, primarily due to higher non-catastrophe losses.

Assurant, Inc. / 3

•	Net earned premiums, fees and other income increased in first quarter 2014, primarily due to the discontinuation of a client quota-share arrangement and lender-placed loan portfolios added in 2013. Contributions from the multi-family housing business and the Field Asset Services acquisition also drove the improvement.

•	Combined ratio increased in first quarter 2014 to 82.0 percent, compared to 77.7 percent in first quarter 2013, primarily due to severe winter weather as well as lower premium rates on lender-placed policies.

Assurant Health
(in millions)	1Q14	1Q13	% Change
Net operating loss	$(7.1)	$(5.3)	(34)%
Net earned premiums, fees and other	$431.0	$385.3	12%

•	Net operating loss in first quarter 2014 increased, reflecting higher commissions on new sales and less favorable loss experience, partially offset by accruals under the Affordable Care Act (ACA) risk mitigation programs. Results include a $5.7 million tax liability increase related to the ACA, compared to $10.2 million in first quarter 2013.

•	Net earned premiums, fees and other income increased in the quarter due to continued strong sales of major medical, affordable choice and supplemental products.

•	Sales increased in first quarter 2014, primarily due to increased sales of individual major medical products during the ACA open enrollment period.

Assurant Employee Benefits
(in millions)	1Q14	1Q13	% Change
Net operating income	$13.9	$6.1	128%
Net earned premiums, fees and other	$267.7	$257.6	4%

•	Net operating income increased in the quarter due to favorable life and dental loss experience. Results also benefited from additional investment income from real estate joint venture partnerships and an increase in the reserve discount rate for new long-term disability claims.

•	Net earned premiums, fees and other income increased in first quarter 2014 due to growth in voluntary products, partially offset by declines in employer-paid products.

•	Sales increased in first quarter 2014, primarily driven by voluntary products.

Corporate & Other
(in millions)	1Q14	1Q13	% Change
Net operating loss	$(20.9)	$(13.5)	(55)%

•	Net operating loss increased for first quarter 2014, primarily due to higher tax liabilities.

Assurant, Inc. / 4

Capital Position

•	Corporate capital stood at approximately $540 million as of March 31, 2014. Deployable capital, which excludes the company’s $250 million risk buffer, totaled approximately $290 million. During the quarter, Assurant retired $467 million of debt that matured in February 2014. In addition, the holding company infused $7 million of capital, net of dividends, into certain business segments to support growth.

•	Share repurchases and dividends totaled $39.1 million in first quarter 2014. Dividends to shareholders totaled $18.2 million, and Assurant repurchased 314,600 shares of common stock for $20.9 million. Through April 18, 2014, the Company repurchased an additional 190,000 shares for $12.3 million, and has $671.6 million remaining in repurchase authorization.

Financial Position

•	Stockholders’ equity, excluding accumulated other comprehensive income (AOCI), was $4.5 billion at March 31, 2014, up $106.2 million from Dec. 31, 2013.

•	Book value per diluted share[2], excluding AOCI, increased 2.6 percent to $61.05 at March 31, 2014 from $59.48 at Dec. 31, 2013. AOCI increased $156.7 million to $583.5 million as of March 31, 2014, from $426.8 million at Dec. 31, 2013.

•	Annualized operating return on average equity (ROE)[3], excluding AOCI, was 11.2 percent for the quarter compared to full-year operating ROE, excluding AOCI, of 10.6 percent in 2013.

•	Total assets as of March 31, 2014 were approximately $29.7 billion. The ratio of debt to total capital[4], excluding AOCI, decreased to 20.6 percent at March 31, 2014 from 27.1 percent at Dec. 31, 2013, reflecting repayment of the February 2014 notes. The ratio of invested assets to equity remained unchanged at 2.9 from Dec. 31, 2013.

Company Outlook

Based on current market conditions, for full-year 2014, the Company now expects:

•	Assurant Solutions’ net earned premiums and fees to increase compared to 2013, primarily driven by growth in mobile. Net operating income to increase due to higher contributions from mobile, improved international results and savings from previous expense management actions. Quarterly results to vary, reflecting timing of new product introductions, client marketing programs and seasonal trends in mobile. The business segment to achieve $50 million of net operating income in fourth quarter 2014.

•	Assurant Specialty Property’s net earned premiums and fees to remain level with 2013. Growth in targeted areas, including contributions from the recently announced StreetLinks acquisition, to be partially offset by declines in lender-placed insurance. Overall results to be affected by catastrophe losses, lower placement and premium rates in lender-placed insurance, and possible loss of tracked loans. Expense ratio to increase, primarily reflecting a higher mix of fee income business and additional operating costs to support lender-placed insurance. Non-catastrophe loss ratio to increase due to higher claims frequency and lower premium rates.

Assurant, Inc. / 5

•	Assurant Health’s net earned premiums and fees to increase compared to 2013 due to sales of new individual major medical policies under the ACA. Modest segment net operating loss to reflect higher tax liabilities, inclusive of the additional $5.7 million tax liability in the first quarter, and higher commission expenses on new sales. Results to vary based on emerging claims experience under ACA plans and related risk mitigation programs.

•	Assurant Employee Benefits’ net earned premiums and fees to increase compared to 2013 due to growth in voluntary products. Continued expense management actions to offset higher expenditures to support accelerated growth in voluntary. Results to be affected by employment trends and capital market conditions.

Consistent with the previously reported outlook, for full-year 2014, the Company continues to expect:

•	Corporate & Other full-year net operating loss to decrease to approximately $70 million, benefiting from expense management actions underway and lower employee-benefit related costs.

•	Capital to be deployed through strategic acquisitions, common stock dividends and share repurchases, subject to market conditions and legal requirements. Business segment dividends to Corporate to approximate segment net operating income, net of infusions. Dividends subject to the growth of the businesses, rating agency and regulatory capital requirements as well as investment performance.

Earnings Conference Call

•	The first quarter 2014 earnings conference call and webcast to be held on Thurs., April 24, 2014 at 8:00 a.m. ET. The live and archived webcast along with supplemental information also will be available in the Investor Relations section of www.assurant.com.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America, Latin America, Europe and other select worldwide markets. The four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health and Assurant Employee Benefits — partner with clients who are leaders in their industries and build leadership positions in a number of specialty insurance market segments. Assurant businesses provide mobile device protection; debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; solar project insurance; lender-placed homeowners insurance; renters insurance and related products; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $30 billion in assets and $9 billion in annual revenue. Assurant has approximately 16,600 employees worldwide and is headquartered in New York’s financial district. For more information on Assurant, please visit www.assurant.com and follow us on Twitter (@AssurantNews).

Assurant, Inc. / 6

Media Contact:

Vera Carley

Assistant Vice President, External Communication

Phone: 212.859.7002

vera.carley@assurant.com

Investor Relations Contacts:

Francesca Luthi

Senior Vice President, Investor Relations

Phone: 212.859.7197

francesca.luthi@assurant.com

OR

Suzanne Shepherd

Director, Investor Relations

Phone: 212.859.7062

suzanne.shepherd@assurant.com

Safe Harbor Statement

Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

The following risk factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the Company outlook:

(i)	actions by governmental agencies or government sponsored entities or other circumstances, including pending regulatory matters affecting our lender-placed insurance business, that could result in reductions of the premium rates we charge, increases in the claims we pay, fines or penalties, or other expenses;

(ii)	loss of significant client relationships, distribution sources and contracts;

(iii)	unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our business and reputation;

(iv)	current or new laws and regulations that could increase our costs and decrease our revenues;

(v)	the effects of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the rules and regulations thereunder, on our health and employee benefits businesses;

(vi)	significant competitive pressures in our businesses;

(vii)	failure to attract and retain sales representatives or key managers;

(viii)	losses due to natural or man-made catastrophes;

(ix)	a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry);

(x)	deterioration in the Company’s market capitalization compared to its book value that could result in an impairment of goodwill;

(xi)	risks related to our international operations, including fluctuations in exchange rates;

(xii)	general global economic, financial market and political conditions (including difficult conditions in financial, capital, credit and currency markets, the global economic slowdown, fluctuations in interest rates or a prolonged period of low interest rates, monetary policies, unemployment and inflationary pressure);

Assurant, Inc. / 7

(xiii)	failure to find and integrate suitable acquisitions and new ventures;

(xiv)	cyber security threats and cyber attacks;

(xv)	failure to effectively maintain and modernize our information systems;

(xvi)	data breaches compromising client information and privacy;

(xvii)	failure to predict or manage benefits, claims and other costs;

(xviii)	uncertain tax positions and unexpected tax liabilities;

(xix)	inadequacy of reserves established for future claims;

(xx)	risks related to outsourcing activities;

(xxi)	unavailability, inadequacy and unaffordable pricing of reinsurance coverage;

(xxii)	diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets; the global economic slowdown; credit, currency and liquidity risk; other than temporary impairments and increases in interest rates);

(xxiii)	insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

(xxiv)	inability of reinsurers to meet their obligations;

(xxv)	credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions;

(xxvi)	inability of our subsidiaries to pay sufficient dividends;

(xxvii)	failure to provide for succession of senior management and key executives; and

(xxviii)	cyclicality of the insurance industry.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our 2013 Annual Report on Form 10-K as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the net operating income reconciliation table, net operating income equals net income, excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes both the effect of net realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

(2)	Assurant uses book value per diluted share, excluding AOCI, as an important measure of the Company’s stockholders’ value. Book value per diluted share, excluding AOCI, equals total stockholders’ equity, excluding AOCI, divided by diluted shares outstanding. The Company believes book value per diluted share, excluding AOCI, provides investors a valuable measure of stockholders’ value because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period and other AOCI items. The comparable GAAP measure would be book value per diluted share, defined as total stockholders’ equity divided by diluted shares outstanding. Book value per diluted share was $68.94 and $65.24 as of March 31, 2014 and Dec. 31, 2013, respectively, as shown in the reconciliation table below.

	1Q	4Q
	2014	2013
Book value per diluted share (excluding AOCI)	$61.05	$59.48
Change due to effect of including AOCI	7.89	5.76

Book value per diluted share	$68.94	$65.24

Assurant, Inc. / 8

(3)	Assurant uses annualized operating ROE, excluding AOCI, as an important measure of the Company’s operating performance. Annualized operating ROE equals net operating income for the periods presented, divided by average stockholders’ equity for the year-to-date period, excluding AOCI, and then the return is annualized, if necessary. The Company believes annualized operating ROE, excluding AOCI, provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable from period-to-period, AOCI items and those events that are unusual and/or unlikely to recur. The comparable GAAP measure would be annualized GAAP ROE, defined as net income, for the periods presented, divided by average stockholders’ equity for the year-to-date period, and then the return is annualized, if necessary. Consolidated annualized GAAP ROE for the three months ended March 31, 2014 and 12 months ended Dec. 31, 2013 was 11.1 percent and 9.8 percent, respectively, as shown in the following reconciliation table.

		Twelve
	1Q	Months
	2014	2013
Annualized operating return on average equity (excluding AOCI)	11.2%	10.6%
Net realized gains on investments	1.2%	0.5%
Change due to effect of including AOCI	(1.3)%	(1.3)%

Annualized GAAP return on average equity	11.1%	9.8%

(4)	Assurant uses a ratio of debt to total capital, excluding AOCI, as an important measure of the Company’s financial leverage. Assurant’s debt to total capital ratio, excluding AOCI, equals debt divided by the sum of debt and total stockholders’ equity excluding AOCI. The Company believes that the debt to total capital ratio, excluding AOCI, provides investors a valuable measure of financial leverage, because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period, and other AOCI items. The comparable GAAP measure would be the ratio of debt to total capital. The debt to total capital ratio as of March 31, 2014 and Dec. 31, 2013 was 18.7 percent and 25.3 percent, respectively, as shown in the following reconciliation table.

	1Q	4Q
	2014	2013
Debt to total capital ratio (excluding AOCI)	20.6%	27.1%
Change due to effect of including AOCI	(1.9)%	(1.8)%

Debt to total capital ratio	18.7%	25.3%

A summary of net operating income disclosed items is included on page 20 of the Company’s Financial Supplement, which is available in the Investor Relations section of www.assurant.com.

Assurant, Inc. / 9

Assurant, Inc.

Consolidated Statement of Operations (unaudited)

Three Months Ended March 31, 2014 and 2013

	1Q	1Q
	2014	2013
	(in thousands except number of shares and per share amounts)
Revenues
Net earned premiums	$2,060,462	$1,850,448
Net investment income	168,058	165,985
Net realized gains on investments	19,751	13,038
Amortization of deferred gain on disposal of businesses	3,660	4,092
Fees and other income	196,441	117,060

Total revenues	2,448,372	2,150,623

Benefits, losses and expenses
Policyholder benefits	1,008,032	857,361
Selling, underwriting, general and administrative expenses	1,188,022	1,071,760
Interest expense	17,065	15,078

Total benefits, losses and expenses	2,213,119	1,944,199

Income before provision for income taxes	235,253	206,424
Provision for income taxes	98,008	88,644

Net income	$137,245	$117,780

Net income per share:
Basic	$1.88	$1.47
Diluted	$1.86	$1.46

Dividends per share	$0.25	$0.21

Share data:
Basic weighted average shares outstanding	72,848,756	79,984,576

Diluted weighted average shares outstanding	73,873,952	80,946,649

Assurant, Inc. / 10

Assurant, Inc.

Consolidated Condensed Balance Sheets (unaudited)

At March 31, 2014 and Dec. 31, 2013

	March 31,	December 31,
	2014	2013
	(in thousands)
Assets
Investments and cash and cash equivalents	$15,723,679	$15,961,199
Reinsurance recoverables	5,824,365	5,752,134
Deferred acquisition costs	3,158,031	3,128,931
Goodwill	785,453	784,561
Assets held in separate accounts	1,916,990	1,941,747
Other assets	2,259,867	2,146,117

Total assets	$29,668,385	$29,714,689

Liabilities
Policyholder benefits and claims payable	$12,121,544	$12,035,943
Unearned premiums	6,610,702	6,662,672
Debt	1,170,859	1,638,118
Liabilities related to separate accounts	1,916,990	1,941,747
Deferred gain on disposal of businesses	95,651	99,311
Accounts payable and other liabilities	2,656,351	2,503,419

Total liabilities	24,572,097	24,881,210

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,512,807	4,406,649
Accumulated other comprehensive income	583,481	426,830

Total stockholders’ equity	5,096,288	4,833,479

Total liabilities and stockholders’ equity	$29,668,385	$29,714,689